Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to The Western Union Company 2006 Long-Term Incentive Plan, The Western Union Company 2006 Non-Employee Director Equity Compensation Plan and The Western Union Company Supplemental Incentive Savings Plan of our report dated June 1, 2006, except for Note 14, as to which the date is August 22, 2006, with respect to the combined financial statements and schedule of The Western Union Company included in the Registration Statement (Form 10 No. 001-32903) filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Denver, Colorado

September 26, 2006